eNucleus Announces Executive Management Changes

* Randy Edgerton Appointed to President and CEO
* Dhru Desai Named Chairman of the Board
* Four New Board Members Appointed


Chicago, IL, June 3, 2005--eNucleus, Inc. (OTC: ENUI.OB), a provider of niche proprietary supply chain software and service solutions, announced today that having achieved certain developmental milestones, it has restructured its senior management team, including the appointment of Randy Edgerton to the position of President and CEO, the appointment of Dhru Desai to Chairman of the Board, and the addition of four new board members. John Paulsen, formerly the company's CEO, will remain with the company as a member of the Board of Directors, and will continue to contribute to the company's M&A strategy, strategic planning, and corporate development.

John Paulsen commented, "I am pleased to be in the position to announce this important step in the evolution of eNucleus. We are confident that we've acquired and integrated the assets we needed to move towards the next level in our development. Randy has been running the day-to-day operations of the business for the past several months as we've closed on acquisitions, begun to evaluate new acquisition candidates, and finalized our evaluation of new board members. I am confident that he is the right person at the right time to lead eNucleus forward."

Raymond Pirtle, Jr., named to the Board, is a veteran of the financial services industry, having spent the past three decades in a variety of senior roles in corporate finance, institutional sales, investment banking, and equity research, notably with J. C. Bradford & Co., Equitable Securities/SunTrust Equitable, and Avondale Partners, LLC. Ray has corporate board experience with both public and private companies, both in the financial services sector and beyond, and has served on Compensation, Audit, Nominating, and Employee Stock Options committees.

Augustine N. Esposito, named to the Board, is an experienced entrepreneur and information technology expert. He has more than twenty years of experience raising capital for start-ups, consulting to IT Services companies, and managing public and private entities, notably with NetSearch, ANE Enterprises, and SNE, Inc. He is currently serving on the boards of several high-tech start-up companies.

Al Case, named to the Board, is currently the president and Chief Executive Officer of Stamford Research, a technology and management research firm based in Stamford, CT. His 30 year legacy includes having been division president of a NYSE-listed company, CEO of a small technology company, and an industry analyst for Gartner Group, where he managed their software, investor research, and benchmarking divisions. He currently serves on several boards for both public and private companies.

Ed Skoldberg, named to the Board, is a seasoned executive with over 30 years experience in the Financial Services and Manufacturing sectors, with a focus on Strategic Planning, Project Management, and Systems Design, notably with Empire Blue Cross and Blue Shield, American Medical Security, Conseco Medical Insurance, and KT Holdings, Inc. Skoldberg's entrepreneurial experience also includes raising capital on Wall Street and managing billon dollar revenue companies through transitions from losses into profitability.

Randy Edgerton, President and Chief Executive Officer of eNucleus commented,
"I am excited about the opportunity to steward the company's growth as we move from start-up mode to a more mature and stable business model. I believe we are in excellent shape to fully integrate the acquisitions of the past several months and focus on going to market with a well-rounded product suite and moving towards a consistent and profitable business model. I am confident that the good work that John and Dhru have done in reorganizing the company, in terms of acquiring the right assets, building the balance sheet, and forging a prudent business plan, all give us the opportunity to be in the position to generate solid returns for our shareholders."

Prior to being named President and CEO of eNucleus, Randy was Executive Vice President of eNucleus, since June 2004 when eNucleus purchased TAKGroup, an Internet-based supply chain management tool that served customers within the petroleum sector. At TAKGroup, Edgerton served as President and CEO since 1994. His 20-plus years of experience in sales and marketing within the information technology sector spans large complex computer and network solutions, software development and support, and IT systems.


About eNucleus
eNucleus (www.enucleus.com) is a supply-chain management applications company that delivers proprietary software solutions via license and managed hosting for the Global 1000, SME, and educational markets. The seamless and immediate exchange of critical business information provided by our software solutions allows our clients to run their businesses with maximum efficiency and profitability. For more information on eNucleus solutions, go to www.enucleus.com.


Forward-Looking Statements
The information contained in this press release, including any "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the Company's annual report, financial filings and other publicly available information regarding the Company, copies of which are available from the Company upon request as well as with its periodic SEC filings. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.

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